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                                                                   EXHIBIT 10.22

                              DATED 20 AUGUST 1998

                         (1) OLIVETTI RESEARCH LIMITED
                OLIVETTI TELEMEDIA S.p.A and ORACLE CORPORATION

                                      and

                            (2) PITCOMP 174 LIMITED
                  (to be re-named ADAPTIVE BROADBAND LIMITED)

                                   AGREEMENT

           relating to the sale of certain assets and an activity of
                           Olivetti Research Limited
      and certain intellectual property rights of Olivetti Telemedia S.p.a and Oracle Corporation









10.22 Agreement, dated August 20, 1998, between (1) Olivetti Research Limited, Olivetti Telemedia S.p.A. and Oracle Corporation and (2) Pitcomp 174 Limited (a wholly-owned subsidiary of the Company), to be renamed Adaptive Broadband Limited. (Schedules 2 and 3 omitted pursuant to Regulation S-K, Item 601(b)(2). The Company agrees to furnish to the SEC, on a supplemental basis, a copy of any omitted schedule upon request of the SEC.)


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THIS AGREEMENT is made the                                                 1998

BETWEEN

(1) OLIVETTI RESEARCH LIMITED ("ORL") registered in England and Wales under registered no 2025860 whose registered office is at 24A Trumpington Street, Cambridge CB2 1QA, OLIVETTI TELEMEDIA S.p.A ("Olivetti") an Italian company whose registered office is at Via Jervis 77, 10015 Ivrea, Italy and ORACLE CORPORATION ("Oracle") a US Corporation whose registered office is at 500 Oracle Park Way, Redwood Shores, California, 94065, United States of America ("together the Vendor"); and

(2) PITCOMP 174 LIMITED (to be re-named ADAPTIVE BROADBAND LIMITED) registered in England and Wales under registered no 3552746 whose registered office is at 47 Castle Street Reading Berkshire RG1 7SR ("the Purchaser");

WHEREAS:-

(1) Among other activities ORL undertakes the supply and development of technology and/or products which provide fixed or mobile broadband wireless links and/or services embodying any such technology which use the Intellectual Property. ("the Activity")

(2) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Activity and Intellectual Property (each according to its interest) upon the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.     DEFINITIONS

1.1 IN this Agreement and its Schedules the expressions defined below shall (except where the context otherwise requires) have the following meanings:-

       the "Activity"         means the activity of ORL described in recital I.

       the "Assets"           The Equipment, the Intellectual Property, the
                              Stock and the Licences

       the "Business"         the business of supply and development of
                              technology and/or products which provide fixed or mobile broadband wireless links and/or services embodying any such technology together with any enhancement thereof to be carried on by the Purchaser of any affiliate of the Purchaser

       "Companies Act"        the Companies Act of 1985

       "Completion"           Completion of the sale and purchase of the
                              Activity and Assets in accordance with the terms of this Agreement the "Completion Date"  the 20th of August 1998
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

the "Customers"                    Airspan, AT & T, GTE, Lucent, MCI Worldcom,
                                   Nortel, Naval Research Labs and Sprint

"Deferred Consideration"           the sum referred to in Clause 3.3

"Directors"                        Andrew Hopper, Herman Hauser and
                                   Marco De Benedetti

the "Disclosure Letter"            a letter of even date herewith signed by the
                                   Vendor and addressed to the Purchaser

"Encumbrance"                      includes any option, right to acquire, rights
                                   of pre-emption, mortgage, charge, pledge,
                                   lien, hypothecation, title retention, right
                                   of set off, counterclaim, trust arrangement,
                                   or other security

the "Equipment"                    The plant furniture equipment and computers
                                   which are specified in Schedule 1

"FRS" A financial reporting standard issued or adopted by The Accounting Standards Board
                                   Limited

"Initial Price"                    the sum of TEN MILLION US DOLLARS (US
                                   $10,000,000)

the "Intellectual Property"        the Intellectual Property set out in Schedule
                                   2 of which that part specified in part 2 of
                                   Schedule 2 shall be enjoyed by the Purchaser
                                   under a non-exclusive licence

"Legal and Beneficial Title"       full and unrestricted title with the benefit
                                   of quiet possession and free from lawful
                                   interruption and disturbance

"Licences"                         all contracts arrangements and licences not
                                   ordinarily available in the open market
                                   including but not limited to experimental
                                   radio licences currently used by ORL in the
                                   Activity

the "Purchase Price"               the Initial Price and the Deferred
                                   Consideration

the "Purchaser's Solicitors"       Messrs Pitmans of 47 Castle Street Reading
                                   RG1 7SR

"Revenue"                          gross total revenue derived from the total of
                                   goods and services, including licenses or
                                   other revenue items, invoiced, or during the
                                   12 months prior to the Earn-Out Date all
                                   before interest and taxes without deduction
                                   of cost of sales and expenses

"SSAP" A statement of standard accounting practice adopted by The Accounting Standards Board
                                   Limited

the "Stock"                        The stock of completed and part completed
                                   broadband wireless products and raw materials
                                   for use in the manufacture

                                    of the same as at close of business on the working day prior to the Completion Date the "Transferring Employees" The persons specified in Schedule 3

      "VAT" Value Added Tax or any similar tax from time to time replacing it

      the "Vendor's Solicitors"     Messrs Taylor Vinters of Merlin Place
                                    Milton  Road Cambridge

      the "Warranties"              the representations and warranties given by
                                    the Vendor to the Purchaser pursuant to
                                    clause 7

      "the 1996 Act"                The Employment Rights Act 1996

      "the 1981 Regulations"        the Transfer of Undertakings (Protection of
                                    Employment) Regulations 1981


1.2 References to statutory provisions shall be construed as references to those provisions as respectively re-enacted from time to time (whether before or after the date hereof) and shall include any provisions of which they are re-enactments.

1.3 Any document expressed to be "in the agreed form" means in a form approved and for the purpose of identification signed by or on behalf of the parties thereto.

1.4 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.5 References to persons shall include trustees bodies corporate unincorporated associations partnerships states and governmental and administrative entities.

1.6 Save as herein expressly provided otherwise expressions defined in the Companies Act shall where used herein have the meanings therein given to them.

1.7 The captions to clauses and sub-clauses or to paragraphs are for the purposes of information only and are not part of this Agreement and shall not be used in the construction of any part or the whole of this Agreement.

1.8 References to clauses sub-clauses paragraphs sub-paragraphs and schedules relate to the relevant provisions of this Agreement.

2.    SALE AND PURCHASE

      SUBJECT to the terms of this Agreement ORL shall sell the Legal and Beneficial Title to the Activity and Assets (other than the Intellectual Property) and Olivetti and Oracle shall sell the Legal and Beneficial Title to such of the Intellectual Property as is set out in Schedule 2
      Part 1 and shall grant a non-exclusive royalty-free irrevocable perpetual worldwide license in the Agreed Form to such of the Intellectual Property as is set out in




                                       3


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      Schedule 2 Part 2 in each case with full title guarantee free from all
      Encumbrances and the Purchaser shall purchase as a going concern as at and from the Completion Date the Activity and Assets for the Purchase Price and the Initial Price shall be apportioned between the Assets as follows:

2.1   the Equipment, the Stock
      and the Licenses                    US$500,000

2.2   the Intellectual Property           US$9,500,000

                  TOTAL                   US$10,000,000


3.    Completion

      SUBJECT to the provisions of this Agreement the purchase of the Activity and Assets shall be completed at the offices of the Purchaser's Solicitors on the Completion Date when and where:

3.1   The Vendor shall deliver to the Purchaser:

      (i)   in relation to ORL:

      (a)   the Equipment and the Stock: and

      (b) an assignment of the Licenses in the Agreed Form (to the extent it is able to do so)

      (ii) in relation to Olivetti and Oraclea assignment and/or license as the case may be of the Intellectual Property such assignment and/or license as the case may be to be in the agreed form and to be executed by Olivetti and Oracle;

      (iii) in relation to (*i) and (ii) above:

      (a) the written consent of any mortgagee or other person whose consent is necessary for the sale of the Activity or any of the Assets together with a deed of release and a letter of non-crystallization in the agreed form;

      (b) such other documents as may be required to vest in the Purchaser the entire legal and beneficial ownership of the Activity and Assets;

3.2 The Purchaser shall pay the Initial Price to the Vendor's Solicitors on behalf of the Vendor by telegraphic transfer (whose receipt shall be a good and sufficient discharge to the Purchaser).

3.3 The Deferred Consideration (if any) shall be payable to the Vendor's Solicitors on behalf of Olivetti and Oracle as a further payment for the Intellectual Property and shall be either (at the option of Olivetti and Oracle):

3.3.1 the sum of TWO MILLION FIVE HUNDRED THOUSAND US DOLLARS (US $2,500,000) and shall be payable within 30 days of service of a valid written notice


                                       4


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          demanding payment of the same served at any time on or after the first anniversary of the Completion Date; or

3.3.2 a maximum sum of SEVEN MILLION US DOLLARS (US $7,000,000) calculated in accordance with clause 3.5 below.

3.4 Olivetti and Oracle shall be entitled at any time after the Completion Date to choose payment of Deferred Consideration under either clause 3.3.1 or clause 3.3.2 above by serving written notice on the Purchaser signed by them both referring to this clause 3.4 and specifying their choice. Once given such notice cannot be revoked or varied except with the written consent of the Purchaser which may be given subject to conditions or refused as the Purchaser may in its absolute discretion think fit. PROVIDED THAT if no notice has been served by Olivetti and Oracle prior to the Earn-Out Date (as defined below) Olivetti and Oracle shall be entitled to specify in the notice that they choose the greater of the sums referred to in clause 3.3.

3.5 The Deferred Consideration referred to in clause 3.3.2 shall be calculated as follows:

3.5.1 As soon as reasonably possible after 30 June 2001 (the "Earn-Out Date") and in any event no later than sixty days thereafter, the Purchaser will prepare and deliver to Olivetti and Oracle a statement (calculated in accordance with United Kingdom generally accepted accounting principles and all relevant SSAPs and FRSs applicable to the Business) giving a fair view of the Revenue derived from the Business.

3.5.2 Following receipt of such statement, Olivetti and Oracle will be afforded a period of sixty days to review and to accept same or within such time to deliver to the Purchaser a written notice and explanation of any matter of dispute. Within a further period of thirty days from the end of the review period, the parties will attempt to resolve in good faith any dispute. Failing resolution, the unresolved dispute will be referred for a final binding resolution to an independent accounting firm (being an accounting practice in the United Kingdom with no less than 100 partners) to act as experts and not as arbitrators in deciding such matter. Failing agreement between the parties as to which independent accounting firms to refer to, the President for the time being of the Institute of Chartered Accountants in England and Wales shall nominate such firm on the application of either party. The decision of the independent accounting firm shall (in the absence of manifest error) be final and binding on the parties both as to the manner in which the determination is made and as to the subject matter of the determination. The parties shall use their respective reasonable endeavours to procure that the determination of the independent accounting firm is made no later than ninety days from its appointment. Olivetti and Oracle and the Purchaser will co-operate fully with the independent accounting firm including giving all reasonable access to records, information and to personnel with a view to enabling such independent accounting firm to make any determination required by this clause and in particular the Purchaser shall procure that the independent accounting firm has access to and shall take copies of any relevant records or information relating to the Revenue derived from the Business during the twelve months preceding the Earn-Out Date. The fees of the independent accounting firm shall be borne in such proportion as it shall in its absolute discretion determine taking into account the efforts made by the parties to agree the matters in dispute.




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3.5.3          Olivetti and Oracle shall be entitled to Deferred Consideration in the amount of ten percent (10%) of the Revenue derived from the Business earned in the twelve months ending on the Earn-Out Date.

3.5.4 For the avoidance of doubt, the total Deferred Consideration pursuant to clause 3.3.2 is limited to US $7,000,000 regardless of the actual amounts earned during the period of twelve months preceding the Earn-Out Date.

3.5.5 The Purchaser shall pay to the Vendor's Solicitors on behalf of Olivetti and Oracle by telegraphic transfer (whose receipt shall be a good and sufficient discharge to the Purchaser) any Deferred consideration due to them pursuant to clause 3.3.2 within twenty business days after agreement upon, or resolution of any dispute or the determination of the independent accounting firm appointed to resolve any dispute with respect to, the statement of Revenue referred to above.

3.6 To enable Olivetti and Oracle to chose payment of the Deferred Consideration under clause 3.3.1 or clause 3.3.2 above the Purchaser agrees to maintain and to deliver to Oracle and Olivetti on a quarterly basis up-to-date records in relation to the Business as are normally kept by a business similar to the Business and of sufficient detail to enable Olivetti and Oracle to assess likely Revenue earned during the preceding quarter.

3.7 Olivetti and Oracle shall have the right at any reasonable times during normal business hours upon giving not less than 14 days prior written notice to the Purchaser but in any event not more than once in any period of 12 calendar months to require an independent chartered accountant appointed by them (and at their cost) to inspect all relevant records relating to the Business (subject to such independent accountant entering into any reasonable undertaking of confidentiality required by the Purchaser) in order to verify and determine the Revenue of the Business for the purpose only of assessing the Revenue for a given period and the likely amount of Deferred Consideration.

3.8 The Purchaser agrees with Olivetti and Oracle that (save where Olivetti and Oracle have chosen payment of Deferred Consideration pursuant to clause 3.3.1) the Purchaser shall not during the period between the Completion Date and 30 June 2001 (without Olivetti's and Oracle's prior consent):

3.8.1          cease carrying on the Business;

3.8.2 reorganise or dispose of the Business such that a calculation of Revenue cannot be properly carried out.

3.9      The Purchaser shall be relieved of its obligations set out in clause
         3.8 if the Purchaser pays to the Vendor US$7,000,000 prior to taking any action as described in 3.8.1 and 3.8.2 save that if the provisions of clause 3.12.2 have been implemented and the Purchaser has made a payment of Deferred Consideration to either Olivetti or Oracle pursuant to clause 3.12.1 the Purchaser shall be relived of its obligations set out in clause 3.8 if the Purchaser pays the other Vendor the sum of US$3,500,000.

3.10 The Purchaser agrees that if it disposes of assets (including assigning or licensing Intellectual Property) of the Business or makes sales from the Business otherwise than at open market

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         arm's length prices during the period between the Completion Date and
         30 June 2001 an adjustment shall be made to the calculation of the Deferred Consideration to properly reflect what the Deferred Consideration would have been had such disposals or sales been on open market arm's length prices.

3.11 In the event that the Purchaser may have a claim against the Vendor pursuant to the Warranties the Purchaser shall be entitled to set off against the whole or any part of the Deferred Consideration the amount of any such claim provided that the claim is made as provided in clause
         7.7 below. The Purchaser shall be entitled to withhold payment of any Deferred Consideration due under clause 3.3.1 in the event that a claim has been made against the Vendor pursuant to the warranties that remains undischarged provided that the claim is made as provided in clause 7.7 below. The Vendor shall not be entitled to any other remedy for breach of Warranty. For the avoidance of doubt this clause is not intended to limit the Purchaser's remedies in the event of a breach of this Agreement other than pursuant to the Warranties.

3.12 The Purchaser agrees that Olivetti and Oracle may separately elect to choose payment of Deferred Consideration under either clause 3.3.1 or clause 3.3.2 in which event if one such Vendor chooses payment under clause 3.3.1 and one such Vendor chooses payment under clause 3.3.2 the Deferred Consideration payable to each Vendor shall be:

3.12.1 to the Vendor who has elected payment under clause 3.3.1 the sum of ONE MILLION TWO HUNDRED AND FIFTY THOUSAND US DOLLARS (US $1,250,000); and

3.12.2 to the Vendor who has elected payment under clause 3.3.2 five percent (5%) of the Revenue earned in the twelve months ending on the Earn-Out Date up to a maximum sum of THREE MILLION FIVE HUNDRED THOUSAND US DOLLARS (US $3,500,000).

4.   [this clause is left blank]

5.   INDEMNITIES

5.1  THE Vendor hereby undertakes:

     (a) to pay all debts and liabilities and to observe and perform all obligations relating to the Activity and the Vendor prior to the Completion Date; and

     (b)  to indemnify the Purchaser against:

          (i) all losses, costs, claims, demands, and expenses arising in respect of any breach or non-performance of the foregoing covenant; and

          (ii) any liability arising in respect of the Transferring Employees in relation to the health and safety of or industrial injury to the Transferring Employees to the extent that the liability arises (whether under common law statute equity or otherwise) from matters or circumstances occurring prior to the Completion Date.

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
5.2  Subject to Clause 5.1 the Purchase hereby undertakes:

     (a) to pay all debts and liabilities of and to observe and perform all obligations relating to the Activity and the Assets incurred by the Purchaser after the Completions Date; and

     (b) to indemnify the Vendor against all losses, costs, claims, demands and expenses arising in respect of any breach or non-performance of the foregoing covenant.

6.   VALUE ADDED TAX

     WHILST it is believed that the sale and purchase to be made hereunder is an exempt transaction under the provisions of Section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 it is hereby agreed that the consideration for the sale of the Assets is stated exclusive of VAT and if for any reason VAT is payable such VAT shall be paid by the Purchaser in addition against delivery by the Vendor of a VAT invoice, plus all other documentation required by the Purchaser to demonstrate the application and payment of such VAT.

7.   WARRANTIES

7.1 SUBJECT to matters fully, fairly and accurately disclosed in the Disclosure Letter (which matters the Vendor hereby warrants to be true) the Vendor (meaning here each of the three companies comprising the Vendor) hereby jointly and severally warrants and represents to the Purchaser that each of the statements made in Schedule 4 is and will at Completion be true and correct in every particular (and so that none of the paragraphs of Schedule 4 shall be limited or restricted by reference to or inference from the terms of any other of those paragraphs) as terms and conditions of this Agreement (and notwithstanding any information the Purchaser may have received or been given or have had as actual, implied or constructive notice prior to the signing hereof other than fully, fairly and accurately disclosed in the Disclosure Letter) and so that insofar as any of the said terms and conditions relate in whole or in part to present or past matters of fact they shall be deemed to constitute representations upon the faith of which the Purchaser has entered into this Agreement.

7.2 If there shall be any breach of any of the said warranties or representations the Purchaser shall (without prejudice to any other rights it may have) be entitled to compensations in respect of any loss resulting from such breach. If at any time after Completions any matter the subject of a warranty hereinafter set out was not as warranted and the Vendor is in breach of warranty in respect thereof and the effect of such breach is that either:

     (a) the value of an asset of the Business is less than its value would have been had there been no such breach of warranty;

     (b) the Purchaser has incurred or incurs any liability or contingent liability which would not have been incurred had there been no such breach of warranty;

then the Vendor will make good to the Purchaser the amount of the diminution in the value of the asset(s) or the loss occasioned by such liability by payment in cash to the Purchaser together with all costs (including reasonable legal costs on an indemnity basis) and charges and expenses incurred or payable by the Purchaser either before or after the commencement of any action in connection therewith.

7.3 The benefit of the said warranties and representations contained in this Clause 7 shall be assignable in whole or in part to a Holding Company of the Purchaser or a Subsidiary of the Purchaser or of such Holding Company (other than the Purchaser) as those terms are defined in section 736 Companies Act 1985 who shall accordingly be entitled to enforce them against the Vendor as if he were named in this Agreement as the Purchaser.

7.4 The representations and warranties contained in this Clause 7 and Schedule 4 shall continue in full force and effect after Completion and the Purchaser shall be entitled to take action in respect of any breach of any of the representations and warranties given by the Vendor known to or discoverable by the Purchaser before Completion and the rights of the Purchaser shall not be affected by Completion, by any investigations made by or on behalf of the Purchaser into the Activity, by the Purchaser failing to exercise or delaying in exercising any right or remedy or by anything else except a specific authorised written waiver or release and no single or partial exercise of a right shall preclude a further or other exercise.

7.5 Reference in any Warranty to the knowledge, information or belief of the Vendor or the awareness of the Vendor or similar means that the Vendor has made full and proper enquiry into the subject of the Warranty of:

     (i)   the Directors of ORL;

     (ii)  the Transferring Employees;

     (iii) any other employees of ORL who have a job function material to the subject matter of the Warranty in question; and

     (iv) they have consulted relevant books and records of ORL in relation to the subject matter of the warranties

7.6 Notwithstanding the provisions of this clause 7, other than in cases of fraud or wilful misrepresentation, the Vendor's liability under the Warranties shall be limited as follows:

7.6.1 The Vendor shall not be liable for any claim for breach of Warranty unless and until the aggregate amount of all such claims exceeds the sum of ONE HUNDRED THOUSAND US DOLLARS (US$100,000) but if such aggregate liability shall exceed that sum the Vendor shall be liable for the whole amount of such claims and not merely the excess;

7.6.2 the maximum aggregate liability of the Vendor for all claims for breach of Warranty (excluding costs and expenses incurred by or on behalf of the Purchaser in making and pursuing such claims) shall not exceed in relation to Olivetti and Oracle together the sum of THREE MILLION US DOLLARS (US$3,000,000);

7.6.3 the liability of the Vendor under the Warranties shall determine 18 months after Completion other than in relation to a claim in relation to taxation which shall determine 3 years after Completion except in each case in respect of a claim of which the Purchaser has given written notice to the Vendor prior to the relevant date.

7.7 The Purchaser shall as soon as reasonably practicable give notice in writing of any claim for breach of warrant to the Vendor (specifying in reasonable detail the event, matter or default

                                       9
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       which gives rise to the claim and so far as practicable an estimate of the amount claimed). Any such claim that may have been made shall (if it has not been previous satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of 6 months after the date it was made unless court proceedings in respect of it shall then have been both issued and served on the Vendor (or any one or more of them).

8.     RESTRICTIVE COVENANTS

8.1 EACH Vendor undertakes to the Purchaser to assure to the Purchaser the full benefit of the Business and by way of further consideration for the obligations of the Purchaser under this Agreement that it will neither on its own account nor in conjunction with, nor on behalf of any person, firm or company and in any capacity whatsoever, directly or indirectly:

       (a) for a period of four years after the Completion Date, solicit or entice away or endeavor to solicit or entice away from the Business any of the Transferring Employees; or

       (b) for a period of one year after the Completion Date knowingly offer or procure the offer of employment to any of the Transferring Employees whether or not such person would commit any breach of contract by reason of leaving; or

       (c) for a period of one year after the Completion Date engage or employ or offer to engage or employ in connection with the business of supplying technology and/or products which provide fixed or mobile broadband wireless links any person who shall be at Completion an agent of or independent contractor for the Activity;

8.2 ORL further undertakes to the Purchaser to assure to the Purchaser the full benefit of the Business and by way of further consideration for the obligations of the Purchaser under this Agreement that if ORL within a period of four years from the Completion Date carries on or is engaged, concerned or interested in carrying on the business of supplying systems which provide fixed broadband radio wireless links then before offering such systems to any third party it shall give the Purchaser the right to acquire (under sale or licence) the systems on an arm's length basis but on terms no less advantageous than would have been offered to such third party.

8.3 The Vendor undertakes henceforth not to divulge or use other than for the benefit of the Business any confidential information of the Activity contained in the Intellectual Property set out in Schedule 2 Part 1 or the Licences for a period of five years from the date of acquiring such confidential information otherwise than to the professional advisers, officers and employees of the purchaser whose province it is to know the same and undertakes to use its reasonable endeavours to prevent the publication or disclosure of any such confidential information save that this clause shall not prevent any disclosure of confidential information required by law or by any governmental or other authority or regulatory body.]

8.4 The restrictions contained in the preceding sub-clauses are considered reasonable by the Vendor (having taken independent legal advice) and are considered to be reasonable and necessary for the protection of the Business.

8.5 The Vendor and the Purchaser agree that in the event that the Vendor inadvertently breaches its obligations set out in paragraph 8.1 (b) the Vendor will, upon receipt from the Purchaser of a valid notice of such breach, terminate the offer of employment made to or the employment of any of the Transferring Employees which gives rise to the breach. Subject to compliance with this sub-clause the Purchaser shall have no other remedy for such inadvertent breach of paragraph 8.1(b).

9.   FURTHER ASSISTANCE

9.1 THE Vendor undertakes to do, execute and perform all such further acts, deeds, documents or things as the Purchaser may require effectively to vest legal and beneficial ownership of the Assets in the Purchaser free from all Encumbrances whatsoever and to give full effect to the terms of this Agreement.

9.2 Failing compliance by the Vendor with clause 9.1 the Vendor irrevocably appoints any director of the Purchaser as its attorney with full power and authority in its name and on its behalf to do everything and to execute all documents which such attorney in his absolute discretion considers necessary or desirable to give effect to the provisions of clause 9.1. The Purchaser agrees to notify the Vendor of any documents executed by it pursuant to this sub-clause.

10.  PUBLICITY

     SAVE as may be required by law or by any governmental or other authority or regulatory body no party shall issue any information or statement to the press relating to the transaction herein agreed to be effected or any part of it without the prior written consent of the other parties.

11.  SERVICE

     THE Vendor hereby irrevocably appoints the Vendor's Solicitors (or the firm which shall for the time being carry on its practice) to accept service of notices hereunder.

12.  GOVERNING LAW

12.1 THIS Agreement shall be governed by and construed in accordance with English law and the parties irrevocably agree for the exclusive benefit of the Vendor that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit action or proceeding arising out of or in connection with this Agreement ("Proceedings") may be brought in such Courts.

12.2 Without prejudice to clause 12.1 above each of the parties further irrevocably agrees that any Proceedings may be brought in the Courts of any country or state other than a Contracting State as defined in Section 1(3) of the Civil Jurisdiction and Judgements Act 1982 in which any party has a business presence and submits to the non-exclusive jurisdiction of each of such Courts.

12.3 Nothing contained in this Clause shall limit the right of either party to take Proceedings against the other party in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

12.4 Each of the parties irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or subsequently to the laying of the venue of any Proceedings in any such Court as is referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any Proceedings brought in any such Court as is referred to in this Clause shall be conclusive and binding upon the relevant party and may be enforced in the Courts of any other jurisdiction.

13.      ASSIGNABILITY

         EXCEPT as expressly referred to in this Agreement none of the rights of the parties under this Agreement shall be assigned by either party without the prior written consent of the other party.

14.      NOTICES

14.1 ANY notice or communication to be given under this Agreement shall be in writing and shall be delivered personally or sent by first class pre-paid or registered or recorded delivery post (to an address inland) or by airmail post (to an address overseas) or by facsimile transmission to the registered office for the time being or the relevant facsimile number of the party to receive the notice.

14.2 Communications shall be marked for the urgent attention of the following individuals (or such other individuals as may be subsequently notified by the appropriate party):-

14.2.1 in the case of the Vendor -- to Marco De Benedetti and Carlo Casuccio of Olivetti and to Douglas Roux of Oracle Corporation;

14.2.2 in the case of the Purchaser -- to the Chief Executive Officer for the time being of the Purchaser and copied to the Chief Financial Officer for the time being of California Microwave Inc. at 1143 Borregas Avenue, Sunnyvale, California 94089 (facsimile number 408 732-4244).

14.3     The notice shall be deemed to be given:-

14.3.1     if delivered personally at the time of delivery; or

14.3.2 if sent by inland post 2 working days after the notice shall have been posted; or

14.3.3 if sent by overseas airmail post 4 working days after the notice shall have been posted; or

14.3.4 if sent by facsimile at the time of completion of transmission by the sender, if received at least two hours before the close of working hours on a working day and otherwise on the next working day.

14.4 In proving service it shall be sufficient to prove that personal delivery was made or that the envelope containing the notice was properly addressed and delivered into the custody of the postal authorities as a first class pre-paid or registered or recorded delivery letter or airmail letter or that the facsimile was dispatched and a confirmatory transmission report received.

14.5 For the purpose of this clause 14 "working day" means a day on which the clearing banks in the City of London are open for business and "working hours" means between the hours of 9:00 am and 5:00 pm inclusive (at the local time of the recipient of the notice).

15.  WAIVER

     NO failure to exercise nor any delay in exercising any right or remedy hereunder by either party shall operate as a waiver thereof nor shall any single or partial exercise or any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies herein provided by law. In the event that any matter falls within the scope of more than one of the provisions of this Agreement nothing shall prevent the Purchaser from enforcing against the Vendor the more (or most) stringent requirement.

16.  SEVERABILITY

     EACH of the obligations contained in the clauses and sub-clauses of this Agreement shall be construed as separate and severable obligations but if at any time any one or more of the obligations is or becomes invalid illegal or unenforceable in any respect under law but would be valid if some part thereof were deleted or the period or area of application reduced such obligation shall apply with such modification as may be necessary to make it valid and effective and in any event the validity legality and enforceability of the remaining clauses and sub-clauses hereof shall not in any way be affected or impaired thereby.

17.  VARIATION

     NO alteration, amendment or variation of this Agreement shall be of any force or effect unless it is in writing and signed (or by some personal duly authorised by) each of the parties.

18.  ENTIRE AGREEMENT

18.1 IT is acknowledged and agreed that this Agreement (including the documents and instruments referred to herein) shall supersede all prior representations, arrangements, understandings and agreements between the parties relating to the subject matter hereof and shall constitute the entire, complete and exclusive agreement and understanding between the parties hereto

18.2 The parties irrevocably and unconditionally waive any right they may have to claim damages for any misrepresentation, arrangement, understanding or agreement not contained in this Agreement or for any breach of any representation nor contained in this Agreement (unless such misrepresentation or representation was made fraudulently);

18.3 It is further acknowledged and agreed that no representations, arrangements, understandings or agreements (whether written or oral) made by or on behalf of any of the other parties have been relied upon other than those expressly set out or referred to in this Agreement.

19.  COSTS

     EACH party shall pay its own costs and expenses (including the fees of agents, representatives, solicitors, accountants and actuaries engaged by them) in connection with the negotiation preparation and completion of this Agreement and all incidental documents.

20.  JOINT AND SEVERAL OBLIGATIONS

     Where this Agreement is executed by or on behalf of two or more parties together:-

20.1 those parties' obligations shall take effect as a joint and several obligations and all references to those parties shall take effect as references to either of them;

20.2 this Agreement shall not be revoked or impaired as to either of such parties by the incapacity or insolvency of the other; and

20.3 the Purchaser may release or discharge either party from its obligations under this Agreement or accept any composition form or make any other arrangements with either party without releasing or discharging the other or otherwise prejudicing or affecting the rights and remedies of the Purchaser against the other.

21.  SURVIVAL OF CERTAIN PROVISIONS

     THIS Agreement shall remain in full force and effect after Completions in respect of any matters which shall not have been done observed or performed prior thereto and all representations, warranties, undertakings and obligations of the parties shall (except for any obligations fully performed on Completion) continue in full force and effect notwithstanding Completion.

22.  EXECUTION

22.1 THIS Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart and shall be effective upon delivery by the Purchaser of its duly executed counterpart in Sunnyvale California.

22.2 Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

22.3 Delivery by facsimile by any party of a duly executed counterpart shall be deemed to constitute delivery of any original counterpart of this Agreement and such facsimile copy shall be capable of being produced in evidence in court or for registration at any appropriate Registry or otherwise as an original document by the party or parties to this Agreement to whom such facsimile is transmitted.

IN WITNESS whereof this Agreement has been executed as a Deed the date first above written.

                                   SCHEDULE 1

                                 The Equipment

(Including details of any finance leases hire or hire purchase agreements under which the Equipment is held)

                             See Attached Schedule

                                   SCHEDULE 2

                           The Intellectual Property


                                     PART 1

                         Assigned Intellectual Property

                             See Attached Schedule

                                    PART 2.

                         Licensed Intellectual Property

                             See Attached Schedule

                                   SCHEDULE 3

                                 The Employees

[Schedule 3 containing a list of employees is omitted pursuant to Regulation S-K, Item 601(b)(2)]

                                   SCHEDULE 4

                                 The Warranties

1.     ASSETS

1.1    Encumbrances

       (a) None of the Assets is subject to and the Vendor has not disposed of or agreed to dispose of or granted or agreed to grant or create any Encumbrance in respect of any of the Assets

       (b) None of the Assets has been purchased on terms that property does not pass to the Vendor until full payment is made by it to the supplier

       (c) There has been no exercise purported exercise or claim for any Encumbrance over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets

1.2    Equipment

       The plant, machinery, vehicles and other equipment comprised in the Equipment:-

       (i) are in a proper state of repair and condition and satisfactory working order and

       (ii)   have been regularly and properly maintained and

       (iii) would not be expected (if the sale of the Activity did not take place) to require replacements or additions at a cost in excess of L2,500 within a period of six months after Completion

       (iv) do not contravene any requirement or restriction having the force of law

       (v) (where relevant) are roadworthy and duly licensed for the purposes for which they are being used

1.3    Stock

       The Stock is of merchantable quality and saleable at normal selling prices

1.4    Title

       All documents which in any way affect the right, title or interest of the Vendor in or to any of the Assets is in the ownership and possession of the Vendor and all such documents which attract stamp duty have been duly stamped within the requisite period for stamping

2.    TRADING

2.1   Applicable Laws

      ORL and its officers, agents or employees (during the course of their duties in relation to the Activity) have conducted the Activity in all respects in accordance with all laws, orders, statutes, all regulations made under statutes and all regulations or directives of the European Communities applicable in the United Kingdom (including those made or issued pursuant to the Treaties of Rome and Paris) and any relevant foreign country ("Applicable Laws") and have not committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any Applicable Laws and there is no order, decree or judgment of any court or any governmental agency of the United Kingdom the European Communities or any foreign country outstanding against the Vendor or which may have an adverse effect on the Activity or Assets

2.2   Licenses

      All necessary permissions licences and consents from any person authority or body for the proper carrying on of the Activity:-

      (a) have been obtained are valid subsisting and are held in the name of ORL;

      (b)   have been complied with in all material respects by ORL; and

      (c) there are no circumstances (including the sale and purchase hereunder) which might cause any of the foregoing to become revoked and no factors that might in any way prejudice the continuance or renewal of any of those licences or consents

2.3   Guarantees

      There is not now outstanding in respect of the Activity any guarantee or agreement for indemnity or for suretyship given by or for the accommodation of the Activity

2.4   Relationships with third parties

      ORL:-

      (a) is not and has not been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Activity

      (b) does not conduct and has not conducted any part of the Activity through a branch agency or permanent establishment outside the United Kingdom

      (c) is not a member of any partnership, industrial, trade or professional organisation, association, society or other group whether formal or informal and whether or not having a separate legal identity in connection with the Activity and no such body is relevant to or has any material influence over the Activity as now carried on

2.5    Litigation

       (a) The Vendor is not now engaged in any litigation arbitration tribunal inquiry or other proceedings ("Proceedings") as plaintiff or defendant affecting the Activity or Assets.

       (b)    To the best of the Vendor's knowledge:-

              (i) there are no lawsuits or Proceedings pending or threatened either by or against the Vendor affecting the Activity or
                     Assets:

              (ii) there are no claims, complaints or disputes affecting the Activity or Assets;

              (iii) no injunction has been granted against the Vendor affecting the Activity or Assets;

              (iv) the Vendor has given no undertaking to any court or to any third party arising out of any Proceedings affecting the Activity or Assets; and

              (v) there is no matter or fact in existence which might give rise to the above or form the basis of any criminal prosecution against the Vendor

       (c) No investigations or enquiries by or on behalf of any governmental or other body in respect of the Vendor the Activity or any of the Assets are pending or in existence

2.6    Power to contract

       (a) The Vendor is entitled to enter into and carry out the provisions of this Agreement and has full power and authority to sell and/or licence the Assets to the Purchaser without obtaining the consent of any third party

       (b) Compliance with the terms of this Agreement and any document entered into by the Vendor in accordance with it does not and will not conflict with or result in a breach of any of the provisions of the Vendor's Memorandum or Articles of Association

       (c) ORL has at all times carried on the Activity in all respects in accordance with its Memorandum and Articles of Association for the time being in force and any other documents to which it is or has been a party

2.7    Competing Interests

       ORL has no interest directly or indirectly in any company or business other than the Activity which is or is likely to be or become competitive with the Business

2.8    Contracts

       The Vendors have not entered into any contracts agreements or arrangements (whether formal or informal) in relation to the Activity (other than contracts of employment)

3.     TAXATION

3.1 ORL has disclosed to the Inland Revenue and all other relevant authorities all payments (in respect of which they owe a duty of disclosure to the Inland Revenue) in respect of which any PAYE tax and National Insurance may be due. Without limitation all P11D returns have been duly completed and returned in relation to the Employees and any other employees of ORL.

3.2 ORL has paid to the Inland Revenue and any other appropriate authorities all taxes, National Insurance contributions and other levies due in respect of the Employees in respect of their employment by ORL up to the Completion Date.

4.   EMPLOYMENT

4.1  Employment Terms

     (a) Schedule 3 comprises a complete list of all employees of ORL who may transfer to the Purchaser subject to agreement between the Purchaser and themselves.

     (b) No Transferring Employee has given notice terminating his contract of employment or is under notice of dismissal or will be entitled or so far as the Vendors are aware intends or is likely to give notice as a result of the provisions of this Agreement or will become redundant and be entitled to a redundancy payment as a result of any provision of this Agreement

     (c)  There are no arrears of remuneration due to any Transferring Employee.

     (d) There is no agreement or understanding (contractual or otherwise) between ORL and any Transferring Employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment

     (e) The copy Service Agreements for the Transferring Employees provided to the Purchaser are complete and there are no amendments or variations to them (whether written or oral) which would make the same misleading or inaccurate

4.2  Loans to Employees

     ORL has not made any outstanding loans or advances to any of the Transferring Employees or ex-employees and is not in the practice of giving any such loans or advances.

4.3  Compliance with Legislation etc.

4.3.1     ORL has in relation to each of the Transferring Employees

     (a) complied with all obligations imposed on it by all statutes and regulations and codes of conduct and practice relating to employment;

     (b) maintained adequate and proper records (including as to any disciplinary action taken);

     (c) complied with all collective agreements for the time being having effect as regards relations with or the conditions of service of its employees or the trade unions representing them;

     (d) complied with its obligations with respect to the PAYE system National Insurance and Social Security legislation including making all payments due thereunder and deducting and accounting for all payments or contributions due from any other person; and

          (e) complied with its obligations with respect to statutory sick pay as defined in the Social Security and Housing Benefits Act 1982.

4.3.2 There are no enquiries or investigations existing pending or threatened into ORL or the Activity by the Equal Opportunities Commission or the Commission for Racial Equality or other similar authorities.

4.4       Payments on Termination

          Save to the extent (if any) set out in the Disclosure Letter:

          (a) no gratuitous payment has been or will at Completion have been made or promised by ORL (whether or not pursuant to any legally binding obligation) in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any Transferring Employee;

          (b) ORL has not and will not at Completion have made or agreed to make any payment to or provided or agreed to provide any benefit for any Transferring Employee or any dependent of any Transferring Employee.

4.5       Training

          There are no training schemes, arrangements or proposals in existence at the date of this Agreement.

4.6       Variations of Terms

          ORL has not entered into, agreed to or undertaken any obligation (whether or not legally binding) to alter the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme or pension arrangement to or on behalf of any of any Transferring Employees at any future date.

4.7       Outstanding Claims

          There is no outstanding claim for breach of any contract of service or for services or for compensation for unfair or wrongful dismissal or redundancy or for failure to comply with any order for the re-engagement or reinstatement of any former employee or for any other liability accruing from the termination of any contract of employment or for services by any former employee.

4.8       Attachment of Earnings

          ORL has not received notice of an attachment of earnings order made against any Transferring Employee.

4.9       Profit Related Pay

       ORL has not established or agreed to establish any bonus, commission, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement of any sort (whether in writing, oral or by custom and practice) under which all or any of the Transferring Employees are or would be entitled to participate in the profits of the Activity or which is calculated by reference to the whole or part of the turnover profits or sales of the Activity and ORL is not a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments by way of bonus or commission or the like

4.10   Unions

       No employee of ORL is a member of a trade union or works council or is an employee representative and ORL does not have any agreements or arrangements with any trade unions or other body representing employees

4.11   Employee Disputes

       None of the Transferring Employees is involved in any industrial action or dispute and there are no circumstances which may result in any industrial action or dispute involving any Transferring Employees and none of the provisions of this Agreement including the identity of the Purchaser may lead to any industrial dispute

4.12   Former Employees

4.12.1 So far as the Vendor is aware no former employee of whose employment with ORL was terminated for whatever reason during the period of two years preceding the date of this Agreement ("the Relevant Period") has since the termination of his employment whether on his own account or as an employee, agent or partner of any other person, firm or company:

       (a) rendered any services competing or likely to compete with those of the Activity

       (b) rendered any services competing or likely to compete with those of the Activity

4.12.2 There is no person previously employed by ORL in the Activity who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged in the Activity or to any other compensation.

5.     PENSIONS

5.1 ORL is not under any legal or moral liability (whether actual or contingent) or obligation or ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances, lump sum payments or the like to any of the Transferring Employees or any other person nor is it a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments by way of pension, gratuity, superannuation allowance, lump sum payment or the like to any such persons

5.2 There are no schemes or arrangements (whether legally enforceable or not) for payments of retirement pension disability or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Transferring Employees or their dependents or persons formerly employed or engaged in the Activity or their dependents under which the Purchaser or any of the owners for the time being of the Business or Assets or any part thereof may become liable to make payments or to provide equivalent benefits.

6.   INSOLVENCY

     (a) No receiver or administrative receiver has been appointed in respect of the Vendor or over the business or any of the Assets or undertaking of the Vendor

     (b) No administration order has been made and no petition has been presented for such an order in respect of the Vendor

     (c) No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding-up of the Vendor

     (d) The Vendor has not stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of Section 123 of the Insolvency Act 1986) or otherwise become insolvent.

     (e) No unsatisfied judgment, order or award is outstanding against the Vendor.

     (f) No written demand under Section 123(1)(a) of the Insolvency Act 1986 has been made against the Vendor.

     (g) No distress or execution has been levied on, or other process commenced against, the Activity or any of the Assets.

     (h) No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of the Vendor.

     (i) No circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in this warranty 8

7.   INTELLECTUAL PROPERTY

7.1  Ownership of Intellectual Property

     So far as the Vendor is aware:-

     (a) the Intellectual Property is in the sole absolute legal and beneficial ownership of Olivetti and Oracle

     (b) No person has the right to call for the assignment or grant of a licence to it of any of the Intellectual Property

     (c) None of Olivetti's and Oracle's rights in the Intellectual Property are being violated, challenged or infringed by any person

     (d) The application, registration and renewal fees in respect of the Intellectual Property due up to the Completion Date have been paid in full

7.2  INVENTIONS

     As far as the Vendor is aware the manufacture and sale by ORL of products in connection with the Activity does not infringe the patents, trade marks, designs, copyright or any similar or other rights of any other party and is not carried on with the consent of any other party

7.3  LICENCES

     All Intellectual Property of Olivetti and Oracle is valid and subsisting and Olivetti and Oracle have not granted to any third party (other than ORL) any licence or registered user or other rights of interest over or in respect of any Intellectual Property

7.4  Creation by third parties

     (a) To the extent that any work, invention or material has been developed or created by a third party for Olivetti and Oracle (including without limitation any director consultant or employee of Olivetti or Oracle), Olivetti and Oracle have a written agreement with such third party with respect thereto and Olivetti and Oracle thereby have obtained ownership of, and are the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

     (b) Neither Olivetti nor Oracle have any liability to pay compensation under sections 40 and 41 of the Patents Act 1977.

8.   SECRET OR CONFIDENTIAL INFORMATION

8.1  The Vendor has not at any time disclosed to any person other than the
     Purchaser:

     (a) any of the Intellectual Property or other confidential information or property (including, without limitation, secret processes, financial and technical information, designs, drawings, plans, models, prototypes, statistics, documents, files, records and papers); nor

     (b) any other information relating to the Activity, the disclosure of which might or could cause loss or damage to or adversely affect the Activity

     (c) any secret or confidential information relating to manufacturers, suppliers, customers, clients and agents of the Activity

9.   GENERAL

9.1  Compliance with this Agreement

     Compliance with the terms of this Agreement:-

     (a) does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is now a party or any loan to or mortgage created by the Vendor;

     (b) will not relieve any other party to a contract with the Vendor of its obligations thereunder or enable it to determine its obligations thereunder;

     (c) does not require the consent or agreement of any person who is not a party to it;

     (d) so far as the Vendor is aware will not cause the Activity to lose the benefit of any asset, right, licence or privilege it presently owns or enjoys;

     (e) so far as the Vendor is aware will not result in any officer or senior employee of the Activity to leave its employment and to the best of the knowledge information and belief of the Vendor the attitude or actions of employees and other persons will not be prejudicially affected thereby.

9.2  ACCURACY OF INFORMATION

     (a) The facts and information given in the Recitals, the Schedules to this Agreement and in the Disclosure Letter are true and accurate in all material respects, are fairly presented and are not misleading because of any omission or ambiguity or for any other reason.

     (b) All information supplied to the Purchaser, its directors or any of its professional advisers by or on behalf of the Vendor, the directors of the Vendor, or their professional advisers in the course of the negotiations leading to the execution of this Agreement was when given and is now true and accurate in all respects and there is no fact or matter not disclosed in such written documents or communication which renders any such information untrue, inaccurate, misleading, false or deceptive because of any omissions or ambiguity or for any other reason.

EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by OLIVETTI RESEARCH               )
LIMITED acting by                  )

          Director   /s/ ANDY HOPPER
          Secretary  /s/ TAYLOR VINTERS




EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by PITCOM 174                      )
LIMITED acting by                  )

          Director   /s/ FREDERICK LAWRENCE
          Secretary  /s/ DANIEL L. SCHARRE



EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by OLIVETTI TELEMEDA               )
S p.A. acting by                   )


           /s/ MARCO DE BENEDETTI
          --------------------------
          Authorised Signatory and
          Chief Executive Officer




EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by ORACLE CORPORATION              )
acting by                          )


           /s/ DAVID ROUX
          --------------------------
          Authorised Signatory and
          Executive Vice President
          Of Corporate Development

EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by ORACLE RESEARCH                 )
LIMITED acting by                  )

              Director

              Director/Secretary



EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by PITCOMP 174                     )
LIMITED acting by                  )

              Director  /s/ FREDERICK LAWRENCE

              Director  /s/ DANIEL L. SCHARRE



EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by OLIVETTI TELEMEDIA              )
S.p.A. acting by                  )



              ------------------------------
              Authorised Signatory and
              Chief Executive Officer


EXECUTED (but not delivered        )
until the date hereof) as a DEED   )
by ORACLE CORPORATION              )
acting by                          )



              ------------------------------
              Authorised Signatory and
              Chief Executive Vice President
              Of Corporate Development


                                       24